UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D. C.  20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

 OF THE SECURITIES AND EXCHANGE ACT OF 1934.

July 24, 2007

Date of Report (Date of Earliest Event Reported)

DNAPrint Genomics, Inc.
(Exact name of registrant as specified in charter)

Utah	0-31905	59-2780520
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1621 West University Parkway, Sarasota, FL 34243
(Address of principal executive offices)

(941) 366-3400
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As previously reported on August 1, 2005, December 15, 2005, March 13, 2006, April 18, 2006, and May 19, 2006, the Registrant borrowed money from an affiliate of Dutchess Private Equities Fund, Ltd (“Dutchess”) pursuant to a series of notes (“Notes”) and incentive debentures (“Incentive Debentures”).

On July 24, 2007 the Registrant entered into a Letter Agreement with Dutchess whereby the Registrant will be permitted to repay a portion of the  Notes and Incentive Debentures owed to Dutchess through the issuance of stock and warrants in a planned future spinoff of the Registrant’s wholly-owned subsidiary, DNAPrint Pharmaceuticals, Inc. (“Pharmaceuticals”)  As part of the Letter Agreement, Dutchess consented to the transfer of certain assets to Pharmaceuticals and released its security interest in such assets and in the Pharmaceuticals’ common stock.

Under the terms of the Letter Agreement, Pharmaceuticals would issue up to 2,000,000 shares of its common stock to Dutchess after the spinoff as a payment on the Notes due by the Registrant to Dutchess.  As full repayment for the Incentive Debentures, the Registrant would also issue a warrant for 2,000,000 shares of Pharmaceuticals’ common stock to Dutchess which could be exercised at an exercise price of $0.01 per share (expiring July 31, 2012).  If the balance on the Incentive Debentures at the time of the spinoff is less than $2,000,000, the Registrant shall be deemed to have made a principle payment on the Notes in the amount of the shortfall.

Additionally, the Letter Agreement requires the Registrant to pay Dutchess a sum of 80% of the royalty income generated by Pharmaceuticals within 45 days after the end of each calendar quarter, and 4% of all other cash received by the Registrant from sales of goods or services during the preceding calendar quarter. This obligation will expire upon the full payment of the Notes and Incentive Debentures.

Item 9.01

FINANCIAL STATEMENTS AND EXHIBITS

(d)  The following item is filed as an exhibit to this report:

       Exhibit No.         Description

       10.66

Letter agreement between DNAPrint Genomics, Inc. and Dutchess Private Equities Fund, Ltd., dated July 20, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DNAPrint genomics, Inc.

By:	/s / Richard Gabriel
Richard Gabriel, President